Exhibit 4.2

VISHAY INTERTECHNOLOGY, INC.
And
HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of October 29, 2024
TO
INDENTURE
Dated as of September 12, 2023

2.25% Convertible Senior Notes due 2030

FIRST SUPPLEMENTAL INDENTURE, dated as of October 29, 2024 (this “First Supplemental Indenture”), to the Indenture dated as of September 12, 2023 (the “Base Indenture”) between Vishay Intertechnology, Inc., a Delaware corporation (the “Company”), and HSBC Bank USA, National Association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company and the Trustee have heretofore executed and delivered the Base Indenture, and the Company has issued pursuant to the Base Indenture its 2.25% Convertible Senior Notes due 2030 (the “Notes”);
WHEREAS, Section 10.01 of the Base Indenture provides that the Company, when authorized by the resolutions of the Board of Directors, and the Trustee, at the Company's expense, may from time to time and at any time enter into an indenture or indentures supplemental thereto in order to cure any ambiguity, or correct any omission, defect or inconsistency in the Base Indenture, so long as such action will not adversely affect the interests of Holders of the Notes; provided that any such supplemental indenture made solely to conform the provisions of the Base Indenture to the “Description of the notes” section in the Offering Memorandum shall be deemed not to adversely affect the interests of the Holders of the Notes;
WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized by the Board of Directors of the Company, and the Company has delivered to the Trustee such Board Resolution;
WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows:
ARTICLE 1
Section 1.1. Definitions.
Capitalized terms used in this First Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Base Indenture.
ARTICLE 2
Section 2.1. Amendments to Section 14.10(c) of the Base Indenture.
In order to cure an inconsistency regarding when the Company is required to provide notice to Holders pursuant to Section 14.10(c) of the Base Indenture, Section 14.10(c) of the Base Indenture is hereby amended by replacing the first paragraph of text of Section 14.10(c) with the following:
(c) voluntary or involuntary dissolution, liquidation or winding-up of the Company or (if holders of Common Stock of record will be entitled to exchange their Common Stock for securities or other property deliverable upon such dissolution, liquidation or winding-up) any of its Subsidiaries;

ARTICLE 3
Section 3.1. Effectiveness of Amendments to Base Indenture.
This First Supplemental Indenture shall be effective upon the date hereof as first set forth above.  In case of conflict between the terms and conditions contained in the Securities and those contained in the Base Indenture, as modified by this First Supplemental Indenture, the provisions of the Base Indenture, as modified by this First Supplemental Indenture, shall control.
Section 3.2. Continuing Effect of Base Indenture.
Except as expressly provided herein, all of the terms, provisions and conditions of the Base Indenture and the Securities shall remain in full force and effect.
Section 3.3. Construction of First Supplemental Indenture.
This First Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Base Indenture with respect to the Securities and shall be construed in connection with and as part of the Base Indenture for all purposes with respect to the Securities, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Base Indenture shall be bound by the Base Indenture as amended by this First Supplemental Indenture.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE.
Section 3.4. Trust Indenture Act Controls.
If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this First Supplemental Indenture or the Base Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this First Supplemental Indenture is executed, the provisions required by said Act shall control.
Section 3.5. Trustee Disclaimer.
The recitals contained in this First Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.
Section 3.6. Counterparts.
The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy (including facsimile copies) shall be an original, but all of them together represent the same agreement.
Section 3.7. Severability.
In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

VISHAY INTERTECHNOLOGY, INC.

By  //s/ David McConnell
Name: David McConnell
Title: Executive Vice President and Chief Financial Officer

HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee

By  /s/ F. Acebedo
Name: F. Acebedo
Title: Vice President